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                                                                   EXHIBIT 99.1

                                                                     [LOGO]


NEWS RELEASE

         CONTACT:

         Norris Battin

         The Cooper Companies, Inc.

         ir@coopercompanies.com

         FOR IMMEDIATE RELEASE


               COOPER COMPANIES' UNIT ACQUIRES SYSTEM TO DIAGNOSE
                    FEMALE INCONTINENCE FROM MEDAMICUS, INC.

LAKE FOREST, Calif., April 25, 2001 -- The Cooper Companies, Inc (NYSE:COO) announced today that its CooperSurgical (CSI) unit has completed the purchase of the LuMax'TM' Fiber Optic Cystometry System from MedAmicus, Inc. (NASDAQ:MEDM).

Cooper paid approximately $4.7 million in cash for the LuMax System that had revenue of about $4 million in 2000. Cooper expects that the acquisition will be accretive to earnings per share at the end of its first 12 months.

The LuMax system--a monitor and disposable catheters--helps to diagnose the cause of female incontinence, the accidental loss of urine resulting in a medical or hygienic problem. It uses patented fiber optic transducer technology to measure and monitor the physiological factors associated with female urinary function. These urodynamic studies are performed in a variety of settings including hospitals, clinics and physicians' offices, and the resulting data is used to develop treatment strategies.

Gynecologists purchase over 80 percent of LuMax systems, with revenue split about equally between monitors and disposable catheters.

The Agency for Health Care Research and Quality (AHRQ) of the United States Department of Health and Human Services estimates that over 13 million American adults, 85 percent of them older women, experience urinary incontinence, and that the actual prevalence may be higher because it is widely underreported. The AHRQ estimates that the direct cost of caring for patients with urinary incontinence in the United States is more than $16 billion annually. This is expected to increase as the population ages.







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According to U.S. Census estimates, the population of women in the United States over the age of 45 will grow 35 percent to more than 40 million over the next 10 years. Currently, only about 50 percent people with incontinence seek medical help, according to AHRQ estimates.

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in forward-looking statements include major changes in business conditions, a major disruption or other production issues at our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, costs of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors not to rely on forward-looking statements. They reflect our analysis only on their stated date or the date of this news release. We disclaim any intent to update these forward-looking statements.

Internet Addresses

The Internet addresses in this news release are for informational purposes only and not intended for use as hyperlinks. Nothing in any of these addresses is a part of this news release.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.


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CooperSurgical, Inc., with operations in Shelton, Conn., Montreal and Berlin, markets diagnostic products, surgical instruments and accessories used primarily by gynecologists and obstetricians. Its Web address is www.coopersurgical.com. CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England and Toronto. Its Web address is www.coopervision.com.

MedAmicus, Inc., based in Plymouth, Minn., is a medical products company engaged in the design, development, manufacture and marketing of medical products for the cardiology, gynecology and urology markets.

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